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                                                                    Exhibit 23.2




                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cell Pathways, Inc.:


We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheet of Cell Pathways, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and partners' investment and cash flows for the year then ended, and for the period August 10, 1990 (inception) through December 31, 2002 included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated February 14, 2003, contains an explanatory paragraph that states that Cell Pathways' recurring losses from operations, accumulated deficit and limited liquid resources raise substantial doubt about Cell Pathways' ability to continue as a going concern. Cell Pathways' consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP


Philadelphia, Pennsylvania
March 5, 2003